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                                                                      Exhibit 23




            Consent of Independent Registered Public Accounting Firm


The Pension Committee of
   the Board of Directors
The Brink's Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-02219, 333-78633, and 333-70766) on Form S-8 of The Brink's Company of
our report dated June 16, 2004, relating to the statements of assets available for benefits of The Brink's Company 401(k) Plan as of December 31, 2003 and 2002, and the related statement of changes in assets available for benefits for the year ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 11-K of The Brink's Company 401(k) Plan.



/s/ KPMG LLP

Richmond, Virginia
June 21, 2004